Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Casey’s General Stores, Inc. of our reports dated June 28, 2010, with respect to the consolidated balance sheets of Casey’s General Stores, Inc. and subsidiaries as of April 30, 2010 and 2009, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended April 30, 2010, and the effectiveness of internal control over financial reporting as of April 30, 2010, which reports are included in the April 30, 2010 Annual Report on Form 10-K of Casey’s General Stores, Inc.

/s/ KPMG LLP

Des Moines, Iowa May 27, 2011